Exhibit 10.1

PROJECT COMPLETION BONUS PLAN

William Lyon Homes, a Delaware corporation (the “Company”) hereby adopts this William Lyon Homes Project Completion Bonus Plan (the “Plan”), effective as of May 4, 2010, as follows:

1.	Purpose

The purpose of the Plan is to align the interests of key executives with the interests of the Company’s shareholders. The Company believes this can be accomplished by encouraging key executives of the Company to remain in the service of the Company while working diligently to complete the Company’s Projects through the sale, to unrelated parties in the ordinary course of business, of all of the parcels of real property in such Projects. Accordingly, under this Plan, each Participant who remains in the service of the Company through the completion of certain Projects, and who meets the requirements for payment, will receive a bonus measured by the Net Profits of the Projects.

2.	Project Completion Bonuses

Provided that a Participant remains in the Continuous Service of the Company from the date of the Commencement of an Applicable Project through the date of the Completion of the Applicable Project and thereafter until the date of payment, the Participant shall receive a bonus equal to the Applicable Percentage of the Net Profits from the Project. If the Participant is not in Continuous Service from the Commencement of the Applicable Project through the date of the Completion of the Applicable Project, and until the date on which the bonus with respect to such Applicable Project is paid, the Participant’s entitlement to receive the bonus shall be forfeited.

3.	Participants, Applicable Percentages, and Applicable Projects

The Participants in the Plan, and their respective Applicable Percentages and Applicable Projects, shall be as follows:

PARTICIPANT	APPLICABLE PERCENTAGE	APPLICABLE PROJECTS
Executive Vice President	0.875%	All Projects
Chief Financial Officer	0.5%	All Projects
Senior Vice President of Finance	0.5%	All Projects

Division President	1.25%	Projects in President’s division
Division President	0.25%	Projects in all other divisions
Senior Vice President of Operations	0.75%	Projects in Senior Vice President’s division
Senior Vice President of Operations	0.125%	Projects in all other divisions

The Compensation Committee may make additional awards under this Plan to the Participants identified above, or to other key employees of the Company, by sending to the Participant or key employee who is to receive such an additional award a Grant Letter setting forth the Applicable Percentage and the Applicable Projects of such additional award, and any additional terms and conditions applicable to such additional award.

4.	Time of, and Conditions to, Payment

Following Completion of a Project, payment of bonuses to Participants who have Applicable Percentages with respect to such Project shall be made as soon as practicable in one lump sum following completion of the financial statements for such Project and computation of the Net Profits of such Project, the internal audit and review of such financial statements and computation, and internal final approval of such financial statements and computation; provided, however, that no Participant shall receive a bonus under this Plan unless such Participant remains in the Continuous Service of the Company until the date on which such bonus is actually paid.

5.	Definitions

For purposes of this Plan, the following terms are defined as follows:

a. “Commencement” means the designation of a parcel or tract of real property as a Project on the books and records of the Company. For purposes of this Plan, each Project which has been designated as such by the Company as of the date of the adoption of this Plan shall be deemed to have “Commenced” on the date of the adoption of this Plan.

b. “Completion” means the closing of the sale of the final parcel of real property in a Project to a party who is unrelated to the Company.

c. “Continuous Service” means that the employment relationship is not interrupted or terminated by the Company or by the Participant for any reason. Continuous Service will not be considered interrupted in the case of (i) any leave of absence approved by the Company’s Chief Executive Officer or Chief Operating Officer, including sick leave, military leave, or any other personal leave; or (ii) transfers between locations of the Company or between the Company and affiliated entities.

d. “Net Profits” means the net profits from a Project realized by the Company, determined upon Completion of the Project, before bonuses under this Plan, but after all direct, accrued, and allocable costs and expenses, including, but not limited to, impairments, interest expenses, and G&A expenses. If a Project is developed or sold by a joint venture of which the Company is a member or partner, “Net Profits” with respect to such Project shall mean the Company’s share of the net profits realized by such joint venture.

e. “Project” means a tract or parcel of real property designated as a project on the books and records of the Company for development or sale in the ordinary course of the Company’s business, or otherwise designated on a Grant Letter.

6.	Recoupment of Bonuses

If, after the payment of bonuses with respect to a Project, the Company restates the financial results of the Project, and, under such restatement, the bonuses paid with respect to such Project would have been lower than the bonuses actually paid, the Compensation Committee shall have the discretion to require the Participants to repay to the Company the amount by which the bonuses were overstated, based on such restatement of financial results. The determination of the amount of such overstatement of bonuses made by the Compensation Committee shall be final, absent manifest error. Each Participant shall repay such overstatement to the Company promptly upon receiving written notice from the Compensation Committee of the amount of such overstatement. Notwithstanding the foregoing, the Compensation Committee will not seek to recoup overstated bonuses more than three years following the date of payment of such bonuses.

7.	Administration

The Plan will be administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors, provided that any member of the Committee who is a Participant in this Plan shall recuse himself or abstain from all matters concerning the administration of this Plan. The Committee is hereby vested with full powers of administration, subject only to the provisions set forth herein. The Committee shall have the full and final discretion and authority, subject to the provisions of the Plan, to grant awards pursuant to the Plan, to construe and interpret the Plan and to make all other determinations and calculations and take all other actions which it deems necessary or appropriate for the proper administration of the Plan. All such interpretations, actions and determinations shall be conclusively binding for all purposes and upon all persons. No employee, member of the Committee or director of the Company will have any liability for any decision or action if made or done in good faith, nor for any error or miscalculation unless such error or miscalculation is the result of his or her fraud or deliberate disregard of any provisions of the Plan. The Company will indemnify each director, member of the Committee and any employee acting in good faith pursuant to this Plan against any loss or expense arising therefrom.

8.	Unfunded Plan; Unsecured Obligations

The obligations of the Company under this Plan shall be unfunded promises to pay money in the future, and the rights of Participants against the Company under this Plan shall be no greater than the rights of unsecured general creditors. Without limiting the generality of the foregoing, the Participants shall have no claim against any asset of the Company, including, without limitation, the Projects.

9.	Withholding Taxes

The Company shall have the right to withhold from any bonuses payable under this Plan, or from any other amounts payable to a Participant, all payroll and withholding taxes required to be withheld on bonuses payable under this Plan.

10.	Not a Contract of Employment

The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge the Participant at any time.

11.	Nonassignment

The interest of any Participant in the Plan is not assignable either by voluntary or involuntary assignment or operation of law.

12.	Amendment and Termination

The Company may, at any time, amend or modify the Plan in whole or in part, or terminate the Plan; provided, however, that no amendment (including a Plan termination) or modification (including a Plan termination) shall materially adversely affect the calculation or payment of a bonus with respect to a Project after the Commencement of such Project.

13.	Arbitration

Any controversy, dispute, or claim under this Plan, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Plan or any action of the Company, shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Section 13 and the then-most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association only if one (or both) of the parties requests such administration. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.

(a) In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

(b) This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this Section 13, the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

(c) In any arbitration hereunder, the Company shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

(d) The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this Section 13, or of this Plan, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Plan, and this Plan shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that this Section’s arbitration provisions are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

(e) Unless mutually agreed by the parties otherwise, any arbitration shall take place in Orange County, California.

14.	Governing Law

The provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of law principles.